Exhibit 5.1

Opinion of Akerman Senterfitt LLP

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335 Madison Avenue Suite 2600 New York, NY 10017 www.akerman.com 212 880 3800 tel 212 880 8965 fax

March 17, 2009

inVentiv Health, Inc.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey  08873

Ladies and Gentlemen:

We have acted as counsel to inVentiv Health, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the
"Commission") of a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement relates to the registration by the Company of  shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”) having an aggregate initial public offering price of up to $50,000,000.

In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated By-laws; (2) resolutions of the Company’s board of directors authorizing the registration of the Common Shares; (3) the Registration Statement and exhibits thereto; and (4) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

Based upon the foregoing examination, we are of the opinion that, when the Board of Directors of the Company or a duly authorized committee of such Board (such Board of Directors or committee being referred to herein as the "Board") has taken all necessary corporate action to approve the issuance and establish the terms of the offering of the Common Shares and related matters and when such shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such Board action, such Common Shares will be duly authorized, legally issued, fully paid and nonassessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Common Shares, the Registration Statement and any amendments thereto will be effective under the Act, a prospectus supplement to the prospectus forming a part of the Registration Statement will have been prepared and filed with the Commission describing the Common Shares offered thereby and the authorization of such Common Shares will not have been modified or rescinded by the Board.  We have also assumed that the issuance and delivery of such Common Shares will not violate any applicable federal or state law and will not result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.  This opinion is limited governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                                                                               Very truly yours,
                                               /s/ Akerman Senterfitt LLP
                              AKERMAN SENTERFITT LLP